Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SYNTHESIS ENERGY SYSTEMS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), SYNTHESIS ENERGY SYSTEMS, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is SYNTHESIS ENERGY SYSTEMS, INC.

ARTICLE TWO

This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on October 16, 2009 and by the stockholders of the Corporation at a meeting of the stockholders held on December 16, 2009.

ARTICLE THREE

Article V of the Certificate of Incorporation is deleted and replaced in its entirety as follows:

“ARTICLE V

(a) The total number of shares of stock of all classes which the Corporation shall have authority to issue is 200,000,000 shares, consisting of 200,000,000 shares of common stock, par value $.01 per share (the “Common Stock”).

(b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on the record date for such vote. Subject to any preferential rights of any class or series outstanding from time to time, (i) when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, securities of the Corporation or other property, each holder of record of Common Stock on the record date for any such dividend or distribution shall be entitled to share ratably in such dividend or distribution in proportion to the number of shares of Common Stock held by such holder on the record date for such dividend or distribution and (ii) upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock held by such holder.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the duly authorized President & Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 16th day of December, 2009.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Robert Rigdon

Robert Rigdon, President & Chief Executive Officer